As filed with the Securities and Exchange Commission on August 10, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Radius Health, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	80-0145732
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

950 Winter Street Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Radius Health, Inc. 2018 Stock Option and Incentive Plan

(Full Title of the Plan)

Jesper Hoeiland

President and Chief Executive Officer

950 Winter Street

Waltham, Massachusetts 02451

(Name and Address of Agent For Service)

(617) 551-4700

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Arthur R. McGivern, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Brent Hatzis-Schoch, Esq. Senior Vice President and General Counsel Radius Health, Inc. 950 Winter Street Waltham, Massachusetts 02451 (617) 551-4700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.0001 par value per share	3,500,000(3)	$22.59	$79,065,000	$9,843.60

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalization or other similar transactions effected without the receipt of consideration which result in an increase in the number of our outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based upon the average of the high and low prices of the common stock, $.0001 par value per share (the “Common Stock”) of Radius Health, Inc. (the “Registrant”) as reported on the Nasdaq Global Market on August 9, 2018.

(3)

Represents the shares of Common Stock reserved for issuance under the Radius Health, Inc. 2018 Stock Option and Incentive Plan (the “2018 Plan”), as approved by the Registrant’s shareholders on June 6, 2018 and not previously registered by the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Registrant, pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on March 1, 2018.

•	The Registrant’s Proxy Statement on Schedule 14A, filed with the Commission on April 20, 2018.

•	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, filed with the Commission on May 10, 2018 and August 7, 2018, respectively.

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 2, 2018, March 2, 2018, March 23, 2018, April 13, 2018, May 11, 2018, June 7, 2018, June 15, 2018, and July 27, 2018.

•

The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on May 2, 2014, and any amendment or report filed with the Commission for the purpose of updating the description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. The Registrant is not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including the Registrant’s Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Current Report on Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware (the “DGCL”) provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Article 7 of the Registrant’s Certificate of Incorporation provide that it will indemnify, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person that such section grants the Registrant power to indemnify, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant has entered into separate indemnification agreements with its directors and executive officers which would require it, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The indemnification provisions in the Registrant’s Certificate of Incorporation and the indemnification agreements entered into between the Registrant and its directors and executive officers may be sufficiently broad to permit indemnification of its directors and executive officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms, to insure its directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated by reference.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Number	Description

4.1(1)	Restated Certificate of Incorporation of the Registrant

4.2(2)	Amended and Restated By-Laws of the Registrant

5.1	Opinion of Goodwin Procter LLP, counsel to the Registrant

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24	Power of attorney (included on the signature pages of this registration statement)

99.1	Radius Health, Inc. 2018 Stock Option and Incentive Plan, together with forms of Incentive Stock Option Agreement, Non-Qualified Stock Option Agreement for Employees, Non-Qualified Stock Option Agreement for Non-Employee Directors, Restricted Stock Unit Agreement for Employees, and Restricted Stock Unit Agreement for Non-Employee Directors.

(1)

Previously filed with the Securities and Exchange Commission as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on June 13, 2014 (File No. 001-35726) and incorporated herein by reference.

(2)

Previously filed with the Securities and Exchange Commission as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on March 2, 2018 (File No. 001-35726) and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, state of Massachusetts, on August 10, 2018.

RADIUS HEALTH, INC.

By:	/s/ Jesper Hoeiland
Jesper Hoeiland
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Radius Health, Inc., hereby severally constitute and appoint Jesper Hoeiland, Jose Carmona and Brent Hatzis-Schoch, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jesper Hoeiland Jesper Hoeiland	President, Chief Executive Officer and Director (Principal executive officer)	August 10, 2018

/s/ Jose Carmona Jose Carmona	Senior Vice President, Chief Financial Officer and Treasurer (Principal financial and accounting officer)	August 10, 2018

/s/ Kurt C. Graves Kurt C. Graves	Chairman of the Board	August 10, 2018

/s/ Willard H. Dere, M.D. Willard H. Dere, M.D.	Director	August 10, 2018

/s/ Catherine Friedman Catherine Friedman	Director	August 10, 2018

/s/ Jean-Pierre Garnier, Ph.D. Jean-Pierre Garnier, Ph.D.	Director	August 10, 2018

/s/ Owen Hughes Owen Hughes	Director	August 10, 2018

Signature	Title	Date

/s/ Anthony Rosenberg Anthony Rosenberg	Director	August 10, 2018

/s/ Debasish Roychowdhury, M.D. Debasish Roychowdhury, M.D.	Director	August 10, 2018